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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT (the "Agreement") is made as of the first day of March 2006, among Rurban Financial Corp. ("RFC"), an Ohio bank holding company having a place of business at 401 Clinton Street, Defiance, Ohio, and Kenneth A. Joyce ("Executive"), individually, an Executive.

                                   WITNESSETH:

      WHEREAS, RFC desires to employ Executive to serve in the capacity of Chief Executive Officer of RFC under the terms and conditions set forth herein;

      WHEREAS, Executive desires to accept employment with RFC on the terms and conditions set forth herein.

      WHEREAS,: The Executive previously entered into an agreement describing amounts payable upon a change of control ("Prior Agreement"), which agreement is superseded and replaced by this Agreement.

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

      1. EMPLOYMENT. RFC hereby employs Executive and Executive hereby accepts employment with RFC, under the terms and conditions set forth in this Agreement.

      2. DUTIES OF EMPLOYEE. Executive shall perform and discharge well and faithfully such duties as an executive officer of RFC as may be assigned to Executive from time to time by the Board of Directors of RFC so long as the assignment is consistent with the Executive's office and duties. Executive shall be employed as Chief Executive Officer of RFC, and shall hold such other titles as may be given to him from time to time by the Board of Directors of RFC. Executive shall devote his full time, attention and energies to the business of RFC during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, so long as such investment does not exceed 5% of the outstanding shares of any publicly held company, (b) acting as a member of the board of directors of any other corporation or as a member of the board of trustees of any other organization, with the prior approval of the Board of Directors of RFC, or (c) being involved in any other activity with the prior approval of the Board of Directors of RFC. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of RFC or its subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with RFC or its subsidiaries or affiliates.

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      3. TERM OF AGREEMENT.

            (a) This Agreement shall be for a three (3) year period (the "Employment Period"), beginning on the date first written above and, if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later; provided however, that this Agreement will be automatically renewed on the third anniversary date of the date first written above (the "Renewal Date") commencing on the Renewal Date and ending on December 31, 2010, unless either party gives written notice of nonrenewal to the other party at least one-hundred eighty (180) days prior to the Renewal Date (in which case this Agreement will terminate on the Renewal Date).

            (b) Notwithstanding the provisions of Section 3(a) of this Agreement, this agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of RFC to Executive. As used in this Agreement, "Cause" shall mean any of the following:

                  (i) The willful failure by the Executive to substantially perform his duties hereunder (other than a failure resulting from Executive's incapacity because of death or disability), after notice from RFC, and a failure to cure such violation within twenty (20) days of said notice;

                  (ii) The willful engaging by the Executive in misconduct injurious to RFC;

                  (iii) Dishonesty, insubordination or gross negligence of the
                        Executive in the performance of his duties;

                  (iv) Executive's breach of fiduciary duty involving personal profit;

                  (v) Executive's violation of any law, rule or regulation governing issuers of publicly traded securities or banks or bank officers or any regulatory enforcement actions issued by a regulatory authority against the Executive;

                  (vi) Conduct on the part of Executive which brings public discredit to RFC and, if the effect may be cured, a failure to cure within twenty (20) days of the date said notice is delivered to the Executive;

                  (vii) Executive's conviction of or plea of guilty or nolo
                        contendre to a felony (including conviction of or plea of guilty or nolo contendre to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty
                        (20) consecutive days or more;

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                  (viii) An act by the Executive affecting any of RFC's
                         employees, customers, business associates, contractors or visitors that an independent third party decides, after reasonable investigation, constitutes unlawful discrimination or harassment or violates RFC's policy concerning discrimination or harassment;

                  (ix) Executive's theft or abuse of Corporation's property or the property of RFC's customers, employees, contractors, vendors or business associates;

                  (x) The direction or recommendation of a state or federal bank regulatory authority to remove Executive from his positions with Corporation;

                  (xi) Executive's willful failure to follow the good faith lawful instructions of the Board of Directors of Corporation with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive;

                  (xii) Material breach of any contract or agreement that Executive entered with Corporation, including a breach of any of the obligations described in Sections 9 and 10 of this Agreement and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date said notice is delivered to the Executive;

                  (xiii) Unauthorized disclosure of the trade secrets or
                         confidential information (as defined below) of Corporation or any of its affiliates, trade partners, or vendors.

                  However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with RFC's applicable vacation policy or other period of absence initiated by the Executive and approved by RFC.

                  Also, if, after the Executive terminates employment, RFC learns that the Executive has actively concealed conduct or an event that, if discovered before employment terminated, would have constituted "Cause," the provisions of Section 3(d) of this Agreement will be applied retroactively to the date the Executive terminated employment and RFC may recover any and all amounts paid to the Executive (or to his or her beneficiaries) under this Agreement on account of his termination.

                  The term "Confidential Information" shall mean any and all information (other than information in the public domain) related to RFC's or any affiliate's or subsidiary's business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs,

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                  information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers. Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of fifteen (15) consecutive days or more.

                  If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination.

            (c) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's voluntary termination of employment (other than in accordance with Section 5 of this Agreement) for other than Good Reason. The term "Good Reason" shall mean:

                  (i) The assignment of duties and responsibilities inconsistent with Executive's status as Chief Executive Officer of RFC, unless the Executive has simultaneously been promoted to a more senior position and has been assigned substantive duties normally associated with that new position;

                  (ii) A reassignment which requires Executive to move his office more than fifty (50) miles from the location of Corporation's principal executive office on the effective date of this Agreement;

                  (iii) Any reduction in the Executive's Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, except such reductions that are the result of a national financial depression, or national or bank emergency when such reduction has been implemented for RFC's senior management, as a group;

                  (iv) Any action that would materially reduce the employee benefits enjoyed by the Executive on the effective date of this Agreement unless such reduction complies with
                        Section 4(d) of this Agreement;

                  (v) Any attempt by RFC to amend or terminate this Agreement without regard to the procedures described in Section 22 of this Agreement;

                  (vi) Failure at any time during the term of this Agreement (as defined in Section 3(a) of this Agreement to obtain an assumption of RFC's obligations under this Agreement by any successor to any of them, regardless of whether such entity becomes a successor to

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                        RFC as a result of a merger, consolidation, sale of
                        assets or any other form of reorganization; and

                  (vii) Any unsuccessful attempt to terminate the Executive for
                        Cause.

                  At the option of the Executive, exercisable by the Executive within thirty (30) days after the occurrence of the event constituting "Good Reason," the Executive may resign from employment under this Agreement by delivering a notice in writing (the "Notice of Termination") to RFC and the provisions of this Section 3(c) of this Agreement shall thereupon apply.

            (d) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's Disability and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive any benefits that may be available under any disability plan of RFC under the terms and conditions of such plans or such benefits due Executive as a result of the benefit vesting. For purposes of this Agreement, the Executive shall have a Disability if, as a result of physical or mental injury or impairment, Executive is unable to perform all of the essential job functions of his position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to himself or others, for a period of more than one hundred eighty (180) days during any twelve (12) months, whether consecutive or not. The Executive shall have no duty to mitigate any payment provided for in this Section 3(d) by seeking other employment.

            (e) Executive agrees that in the event his employment under this Agreement is terminated, regardless of the reason for termination, Executive shall resign as a director of RFC, or any affiliate or subsidiary thereof, if he is then serving as a director of any such entities unless the Board of Directors specifically requests the Executive to continue such Board membership.

      4.    EMPLOYMENT PERIOD COMPENSATION.

            (a) Annual Base Salary. For services performed by Executive under this Agreement, RFC shall pay Executive an Annual Base Salary during the Employment Period at the rate of Two Hundred and Sixty-four Thousand Dollars ($264,000) per year (subject to applicable withholdings and deductions) payable at the same times as salaries are payable to other executive employees of RFC. RFC may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of RFC or any committee of such Board in the resolutions authorizing such increases.

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            (b)   Bonus. For services performed by Executive under this
                  Agreement, RFC may, from time to time, pay a bonus or bonuses to Executive as RFC, in its sole discretion, deems appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of RFC to Executive provided for in this Agreement.

            (c) Paid Time Off and/or Vacations. During the term of this Agreement, Executive shall be entitled to paid time off in accordance with the policies as established from time to time by the Board of Directors of RFC for RFC's senior management.

            (d) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at RFC, subject to the terms of said plan, until such time that the Board of Directors of RFC authorizes a change in such benefits. RFC shall not make any changes in such plans or benefits that would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of RFC and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of RFC. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) of this Agreement.

            (e) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of RFC for its executive officers. RFC shall reimburse Executive for any and all dues, specific investments, and reasonable related business expenses associated with the Executive's membership in a mutually agreeable country club. RFC shall supply executive with an appropriate automobile, or at the discretion of the Executive an automobile allowance, adhering to RFC policy, and pay all operating expenses for the use and maintenance of the automobile.

      5.    TERMINATION OF EMPLOYMENT FOLLOWING CHANGE OF CONTROL.

            (a) If a Change in Control (as defined in Section 5(b) of this Agreement), shall occur and at any time during the period beginning on the date the Board of Directors of RFC first learns of the possible Change of Control and ending one (1) year following that Change of Control, Executive is terminated other than for Cause or an event constituting Good Reason occurs, then, at the option of Executive, within ninety (90) days of the termination or event constituting Good Reason, Executive may resign

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                  from employment with RFC (or, if involuntarily terminated, give notice of intention to collect benefits under this agreement) by delivering a notice in writing (the "Notice of Termination") to RFC or its successor and the provisions of
                  Section 6 of this Agreement shall apply.

            (b) For purposes of this Agreement, the term "Change of Control" shall mean the earliest of any of the following:

                  (i) Of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended (the "Act");

                  (ii) A merger or consolidation of RFC with or purchase of all or substantially all of RFC's assets by another "person" or group of "persons" (as such term is defined or used in Sections 3.13(d), and 14(d) of the Act) and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing person is owned, immediately after the transaction, by the holders of the voting stock of RFC before the transaction, regardless of when or how their voting stock was acquired;

                  (iii) Any "person" (as such term is defined in Section 3(a)(9)
                        of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes through any means a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of RFC representing 50% or more of the combined voting power of RFC's then outstanding securities eligible to vote for the election of RFC's Board of Directors;

                  (iv) Any "person" as defined above, other than RFC, the Executive or RFC's ESOP, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5, or any successor rule or regulation, promulgated under the
                        Act), directly or indirectly, of securities of RFC which represent twenty-five percent (25%) or more of the combined voting power of the securities of RFC, then outstanding but disregarding any securities with respect to which that acquirer has filed SEC Schedule 13G indicating that the securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, RFC's management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such securities, including those previously subject to a SEC Schedule 13G filing;

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                  (v)   Individuals who, on the Effective Date, constituted the
                        board of directors of RFC (the "Incumbent Directors") cease for any reason to constitute at least a majority of the members of RFC's board of directors; provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of RFC in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and further provided, however, that no individual elected or nominated as a director of RFC initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than RFC's board of directors shall ever be deemed to be an Incumbent Director; and

                  (vi) Any other change of control of RFC similar in effect to any of the foregoing.

                  If more than one event that constitutes a Change of Control occurs during a Protection Period, the Executive shall be entitled to the amount that equals the largest after-tax amount generated by any of the Changes of Control.

                  Notwithstanding any other provision of this Agreement, the Executive will not be entitled to any amount under this Agreement if he/she acted in concert with any person or group (as defined above) to effect a Change of Control, other than at the specific direction of the board of directors and in his/her capacity as an employee of RFC.

            (c) During the period of time beginning on the date the Board of Directors of RFC first learns of a possible Change of Control and the actual Change of Control, Executive's employment may not be terminated by RFC other than for Cause.

      6. RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT FOLLOWING CHANGE OF
CONTROL.

            (a) Subject to Section 409A of the Internal Revenue Code, in the event that Executive delivers a Notice of Termination (as defined in and under the circumstances set forth in Section 5(a) of this Agreement) to RFC, Executive shall be entitled to receive the compensation and benefits set forth below.

                  (i) Within thirty (30) days of the Executive's termination of employment, pay to the Executive a lump sum cash amount equal

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                        to 2.99 times the Executive's Agreed Compensation (as
                        defined in this Agreement), subject to applicable withholdings and taxes; and

                  (ii) Provide to the Executive (and the Executive's family, if applicable and if the Executive had elected family coverage as of the day before the date employment terminated) for a period of three (3) years continued health care, life insurance and disability insurance coverage provided, on behalf of Executive, at the same level (both separately with respect to each line of coverage and in the aggregate) and subject to the same terms that were in effect with respect to the Executive at any time during the two (2) years prior to his termination. These benefits will be provided under the insured arrangements maintained for active employees without cost to the Executive. However, if RFC or its successor after a Change of Control ("Change Entity") is unable to provide these benefits to the Executive through an insured arrangement maintained for active employees and with the same tax consequences available to active employees ("Equivalent Coverage"), RFC or the Change Entity, whichever is appropriate, will distribute to the Executive additional cash equal to the Executive's cost of procuring Equivalent Coverage ("Premium Burden"), plus an additional cash amount sufficient to ensure that after all applicable federal, state and local income, employment, wage and excise taxes (including those imposed under Section 4999 of the Internal Revenue Code with respect to this amount), the Executive has remaining cash equal to the Premium Burden. Collectively, the gross-up described in the preceding sentence and the Premium Burden are referred to as the Welfare Benefit Replacement Cost. The Executive agrees to make available to RFC or the Change Entity any information reasonably necessary to calculate the cost of this gross-up.

                  The Executive also will be entitled to receive any other payments or benefits to which he is then entitled under the terms of any other contract, arrangement, agreement, plan or program in which he is or has been a participant.

            (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefits provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

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            (c)   The term "Agreed Compensation" shall equal the sum of (i) the average of Executive's Annual Base Salary with respect to the five (5) calendar years immediately preceding the Executive's termination and (ii) the average of the Executive's annual bonuses with respect to the five (5) calendar years immediately preceding the Executive's termination.

      7. RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT ABSENT CAUSE OR CHANGE OF CONTROL. Subject to Section 409A of the Internal Revenue Code, in the event that Executive's employment is involuntarily terminated by RFC without Cause or Executive terminates for Good Reason as set forth in Section 3(c) of this Agreement, and in a situation not addressed by the Change of Control provisions set forth in Sections 5 and 6 of this Agreement, Executive shall be entitled to receive the compensation and benefits set forth below.

            (a) Pay to the Executive an amount equal to two (2) times the Executive's Agreed Compensation (as defined in Section 6(c) of this Agreement) in equal monthly installments over 24 months, subject to applicable withholdings and taxes; and

            (b) Provide to the Executive (and the Executive's family, if applicable and if the Executive had elected family coverage as of the day before the date employment terminated) for a period of twelve (12) months (or until he obtains similar benefits through other employment, if earlier) continued health care, life insurance and disability insurance coverage provided, on behalf of Executive, at the same level (both separately with respect to each line of coverage and in the aggregate) and subject to the same terms that were in effect with respect to the Executive at any time during the two (2) years prior to his termination. These benefits will be provided under the insured arrangements maintained for active employees without cost to the Executive. However, if RFC or its successor after a Change of Control ("Change Entity") is unable to provide these benefits to the Executive through an insured arrangement maintained for active employees and with the same tax consequences available to active employees ("Equivalent Coverage"), RFC or the Change Entity, whichever is appropriate, will distribute to the Executive additional cash equal to the Executive's cost of procuring Equivalent Coverage ("Premium Burden"), plus an additional cash amount sufficient to ensure that after all applicable federal, state and local income, employment, wage and excise taxes (including those imposed under Section 4999 of the Internal Revenue Code with respect to this amount), the Executive has remaining cash equal to the Premium Burden. Collectively, the gross-up described in the preceding sentence and the Premium Burden are referred to as the Welfare Benefit Replacement Cost. The Executive agrees to make available to RFC or the Change Entity any information reasonably necessary to calculate the cost of this gross-up.

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                  The Executive also will be entitled to receive any other
                  payments or benefits to which he is then entitled under the terms of any other contract, arrangement, agreement, plan or program in which he is or has been a participant.

      8 GOLDEN PARACHUTE PROVISIONS. Notwithstanding any provision in this Agreement to the contrary (other than Sections 7, 15 and 25 of this Agreement which will apply under the circumstances described in those sections and below), if, as of the date of the Change of Control, the Change Entity (after consulting with an independent accounting or compensation consulting company) ascertains that the compensation and benefits provided to the Executive pursuant to or under this Agreement (other than the Welfare Benefit Replacement Cost as defined in Section 7 of this Agreement or the amounts described in Sections 15 and 25 of this Agreement, either alone or when combined with other compensation and benefits received by the Executive, would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, or the regulations adopted thereunder, then the compensation and benefits payable pursuant to or under this Agreement (other than the Welfare Benefit Replacement Cost and the amounts described in Sections 15 and 25 of this Agreement) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Taxes"). The Executive or any other party entitled to receive the compensation or benefits hereunder may request a determination as to whether the compensation or benefit would constitute a parachute payment and, if requested, such determination shall be made by an independent accounting or compensation consulting company (other than the entity described in the first sentence of this section) selected by the Change Entity and approved by the party requesting such determination, the fees of which will be borne solely by the Change Entity. In the event that any reduction is required under this Section 8, the Executive may select which compensation and benefits shall be reduced and the Executive's decision will be binding.

If the Internal Revenue Service subsequently and finally decides that the amount of compensation and benefits (including after the reduction applied under this Section 8) will generate Excise Taxes on compensation and benefits (other than the Welfare Benefit Replacement Cost and those amounts described in Sections 15 and 25 of this Agreement), the Executive will immediately remit an additional amount to the Change Entity equal to the difference between the amount paid (other than the Welfare Benefit Replacement Cost and those amounts described in Sections 15 and 25 of this Agreement) and the amount paid (other than the Welfare Benefit Replacement Cost and those amounts described in Sections 15 and 25 of this Agreement). Also, the Executive agrees to promptly notify the Change Entity of an assessment or inquiry from the Internal Revenue Service relating to payments under this Agreement that would, if made final, result in imposition of an Excise Tax and also agrees to cooperate with the Change Entity in resisting any Excise Tax assessment. However, the Change Entity will have complete control over resolution of any claim by the Internal Revenue Service that might generate an Excise Tax (although it will have no dispositive power over any other tax matter that may be subject to the same audit) and RFC will bear all costs associated with that effort.

      9. COVENANT NOT TO COMPETE. Executive hereby acknowledges and recognizes the highly competitive nature of the business of RFC. Accordingly, Executive agrees that if a Change of Control occurs and provided that Executive receives the payments described in Sections 6 and 7 of this Agreement, whichever is

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appropriate, of this Agreement, then in consideration of this benefit during and for two (2) year(s) following termination of Executive's employment with Corporation, or, if applicable, with the Change Entity ("Non-Competition
Period") Executive shall not:

            (a) Provide financial or executive assistance to any person, firm, corporation or enterprise engaged in (i) the banking or financial services industry (including bank holding company), or (ii) any other activity in which Corporation engaged on the Date of the Change of Control, within fifty (50) miles of RFC's Main Office (the "Non-Competition Area"); or

            (b) Directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Corporation during the term of Executive's employment or on the date of termination of Executive's employment, to become a customer or referral source for any person or entity other than Corporation or, if applicable, the Change Entity; or

            (c) Directly or indirectly solicit, induce or encourage any employee of Corporation or its subsidiaries or, if applicable, the Change Entity or its subsidiaries, who is employed during the term of Executive's employment or on the date of termination of Executive's employment, to leave the employ of Corporation or its subsidiaries or, if applicable, the Change Entity or its subsidiaries or to seek, obtain or accept employment with any person or entity other than Corporation or its subsidiaries or, if applicable, the Change Entity or its subsidiaries.

            (d) It is expressly understood and agreed that, although Executive and RFC consider the restrictions contained in Section 9(a) of this Agreement reasonable for the purpose of preserving for Corporation and, if applicable, the Change Entity, its good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the Non-Competition Area, the Non-Competition Period or any other restriction contained in this Section 9 is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 9 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

            (e) The existence of any immaterial claim or cause of action of the Executive against Corporation or, if applicable, the Change Entity, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Corporation of this covenant. The Executive agrees that any breach of the restrictions set forth in this Section 9 will result in irreparable injury to Corporation or, if applicable, the Change Entity, for which it will have no adequate remedy at law and RFC or, if applicable, the Change Entity, shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

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

            (f) Prior to the application of Section 10 of this Agreement, RFC and/or the Change Entity will make reasonable efforts to allocate to value the undertaking described in this section and to allocate to that calculation the maximum amount due under Section 8 of this Agreement.

      10. UNAUTHORIZED DISCLOSURE. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board or Directors of RFC or a person authorized thereby, knowingly disclose to any person, other than an employee of RFC or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of RFC, any material confidential information obtained by him while in the employ of RFC with respect to any services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of RFC or its subsidiaries or affiliates, the disclosure of which could be or will be damaging to RFC or its subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by RFC or any information that must be disclosed as required by law.

      11. MADE FOR HIRE. Any work performed by the Executive under this Agreement should be considered a "Work Made for Hire" as that phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of RFC and its subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to RFC and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and proprietary rights.

      12. RETURN OF COMPANY PROPERTY AND DOCUMENTS. The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to RFC and its subsidiaries and affiliates, any and all company property, including but not limited to, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information (as defined in this Agreement), records, data, notes, reports, proposals, lists, correspondence, specification, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

      13. LIABILITY INSURANCE. RFC shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of RFC against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require RFC to obtain such insurance, if the Board of Directors of RFC determines that such coverage cannot be obtained at a commercially reasonable price.

      14. NOTICES. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to

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

Executive's residence, in the case of notices to Executive, and to the principal executive offices of RFC, in the case of notices to RFC.

      15. ATTORNEY'S FEES AND COSTS.

            (a) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear its/his attorney's fees, costs, and necessary disbursements.

            (b) RFC or the Change Entity shall pay all reasonable legal, accounting and actuarial fees and expenses incurred by the Executive in enforcing any right or benefit arising under Sections 6 and 7 of this Agreement. If it is subsequently determined that payment of these fees are excess parachute payments, the Change Entity will fully gross-up the Executive for the income, wage, employment and excise taxes associated with that payment so that, after all applicable federal, state and local, income, wage, employment and excise taxes (plus any assessed interest and penalties), the Executive will have incurred no liability (either for these fees or the taxes just listed) with respect to the matters encompassed in this section.

      16. INDEMNIFICATION. RFC will indemnify the Executive, as required by its bylaws, to the extent permitted by (State) and federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of RFC, or is or was serving at the request of the RFC as a director, officer, employee or agent of another person or entity.

      17. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the RFC.

      18. SUCCESSORS; BINDING AGREEMENT.

            (a) RFC will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of RFC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that RFC would be required to perform it if no such succession had taken place. Failure by RFC to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 3 of this Agreement shall apply.

            (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this

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

                  Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

      19. NO MITIGATION OR OFFSET. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does not secure employment, except as otherwise provided herein.

      20. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      21. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

      22. WAIVER; AMENDMENT. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer designated by the boards of directors of Corporation or the Change Entity. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

      23. PAYMENT OF MONEY DUE DECEASED/DISABLED EXECUTIVE. Subject to the last sentence of this section, if Executive dies or develops a permanent disability while employed, Corporation will have no obligations under this Agreement to Executive after such event and this Agreement shall terminate. For purposes of this Agreement, permanent disability shall mean a physical or mental impairment that renders Executive incapable of performing the essential functions of his job, on a full-time basis, even taking into account any reasonable accommodation required by law, as determined by a physician who is selected by the agreement of Executive and Corporation, for a period greater than 180 days. However, any amounts or benefits that become due under Section 8 of this Agreement on account of an event occurring before the Executive dies or becomes disabled will continue to be due and will be unaffected by the Executive's death or disability.

      24. LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT. In the event of a breach of this Agreement by RFC, the Change Entity or the Executive, each hereby waives to the fullest extent permitted by law the right to assert any claim against the others for punitive or exemplary damages. Except as provided in
Section 15 of this Agreement, in no event shall any party be entitled to the recovery of attorney's fees or costs.

      25. ARBITRATION. Corporation and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement, except for any claims brought by Corporation for equitable relief or an injunction to enforce the restrictive covenants contained in Section 9 of this Agreement, are to be submitted for resolution, in Defiance County, Ohio to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). Corporation or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

RFC or the Change Entity will bear all reasonable costs associated with any dispute arising under this Agreement, including reasonable accounting and legal fees incurred by the Executive in connection with the arbitration proceedings just described. If it is subsequently determined that payment of these costs are excess parachute payments, RFC or the Change Entity will fully gross-up the Executive for the income, wage, employment and excise taxes associated with that payment so that, after all applicable federal, state and local, income, wage, employment and excise taxes (plus any assessed interest and penalties), the Executive will have incurred no liability (either for these fees or the taxes just listed) with respect to the matters encompassed in this section.

If otherwise due, payments not being contested under the procedures described in this section will not be deferred during the pendency of procedures described in this section.

      26. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

      27. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      28. HEADINGS. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

      29. MISCELLANEOUS.

            (a) Except as expressly provided in this Agreement, the Executive's right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement.

            (b) Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by amounts the Employer is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

            (c) The right of an Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect. However, this section will not preclude payment under
                  Section 17 of this Agreement of any benefit to which a deceased Executive is entitled.

            (d) Subject to the preceding subsection 29(c), this Agreement inures to the benefit of and may be enforced by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            (e) If the Executive's employment relationship shifts between RFC and any related entity before a Change of Control or after a Change of Control, between the Change Entity and any entity related to the Change Entity and there has been no intervening termination, this Agreement will remain in full force and effect and for all purposes of this Agreement, the Executive's new employer will be substituted for the Executive's prior employer.

            (f) If the Executive's employer is no longer related to RFC, whether or not as part of a transaction that constitutes a Change of Control, this Agreement will remain in full force and effect. However, the Executive will not be entitled to any amount under this Agreement on account of a Change of Control that solely affects RFC after that transfer and is not part of the same transaction through which the employer stopped being related to RFC.

      30. ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties (including such agreement with any subsidiary of RFC) with respect to payments upon termination after a Change of Control, and this Agreement contains all the covenants and agreements between the parties with respect to same.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                                   "RFC"

/s/ Keeta J. Diller                       By: /s/ Steven VanDemark
--------------------------------              ---------------------------------
                                                            Chairman

                                          Date: March 6, 2006

WITNESS:                                  "EXECUTIVE"

/s/ Valda L. Colbart                      /s/ Kenneth A. Joyce
--------------------------------          -------------------------------------

                                          Date: March 5, 2006

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